Exhibit 99.1

[Peoples Bancorp, Inc. Letterhead]

July 22, 2011

Dear Shareholder/s:

I am writing to update you on the performance of your company and to notify you of an important change to your company’s dividend policy.  For the six months ended June 30, 2011, your company recorded a net loss available to common stockholders of approximately $337,758, compared to net income available to common stockholders of approximately $333,190 for the same period of 2010. The primary reason for the year-to-date loss was our net write down of approximately $4,600,000 in loans and the allocation of $2,425,000 earned in the first six months to our reserve for loan losses as required by regulatory compliance calculations.  Your company continues to be a well capitalized institution as defined by our regulators.  As of June 30, 2011, our tier one capital ratio was 10.72%, well in excess of the 5% required to remain well capitalized.  Our net interest margin on average earning assets remains good at 3.93%, our deposits are up by more than $6,000,000 from year-end 2010, and we are experiencing solid loan demand from very credit worthy borrowers.

As you know, Peoples Bancorp, Inc. is subject to numerous regulatory requirements, including that it consult with the Board of Governors of the Federal Reserve System before paying any cash dividend whenever current earnings will not support that dividend.  As a result of our year-to-date loss and after consultation with the Federal Reserve Board, the board of directors of your company has voted to eliminate the quarterly cash dividend on its shares of common stock (previously, $.11 per share) until we can return to positive earnings that will support the payment of dividends.  This was a difficult decision for your board of directors, as it believes strongly about our record of paying quarterly dividends.  Although we believe that we have identified our weak loans and have placed sufficient earnings in our loan loss reserve to cover any exposure arising from those loans, your board of directors nevertheless believes that it is prudent to preserve our strong capital position by eliminating the cash dividend.  The elimination of the quarterly cash dividend will preserve approximately $343,000 in capital on an annual basis.

Your company is not alone, as our peer group banks on the Shore are experiencing the same challenges that we face and many have had to take similar actions to support their capital bases.

I am hopeful that we will return to positive earnings in the near future and be in a position to resume the payment of quarterly cash dividends, although there can be no assurance as to if and when that might occur.

Please contact me if you have any questions concerning this action or any other matter in connection with your investment in Peoples Bancorp.

Yours truly,

/s/ Thomas G. Stevenson

Thomas G. Stevenson
President/CEO